Exhibit 99.1
Exhibit 99.1
For more information
Lisa Walsh
Investor Relations
(218) 327-5367
lwalsh@asvi.com
ASV ANNOUNCES SUMMARY GUIDANCE FOR 2008
Grand Rapids, MN (December 27, 2007) — A.S.V., Inc. (Nasdaq: ASVI) today issued its summary financial guidance for 2008. Net sales for the year ending December 31, 2008 are anticipated to be in the range of $220 to $250 million. This reflects a 7% to 22% increase over the midpoint of previously announced, projected sales of $200 to $210 million for 2007. The Company’s sales projections reflect the on-going uncertainty in the macroeconomic environment in the United States and anticipated sales of ASV machines into Europe and other new international markets in 2008.
Diluted earnings per share are expected to be in the range of $.58 to $.72, a 32% to 64% increase over the midpoint of the previously announced, anticipated EPS range of $0.41 to $0.47 for 2007. EPS figures are based on 26.1 million diluted shares outstanding.
Under the Company’s new guidance reporting format, it plans to issue its summary guidance prior to the close of the fiscal year, with more detailed guidance included in its fourth quarter earnings release.
About ASV
A.S.V., Inc. designs, manufactures and sells rubber track machines and related components, accessories, and attachments. Its purpose-built chassis and patented rubber track undercarriage technology are unique and lead all rubber track loaders in innovation and performance. ASV’s products are able to traverse nearly any terrain with minimal damage to the ground, making them effective in markets such as construction, landscaping, forestry and agriculture. The Company’s rubber track undercarriages are a primary component on Caterpillar© Multi Terrain Loaders and certain models of the Vermeer Manufacturing Company’s trencher and horizontal directional drill products. ASV’s wholly-owned subsidiary Loegering Mfg. Inc. designs, manufactures and sells traction products and attachments for the skid-steer industry. For more information, visit ASV’s website at www.asvi.com or Loegering’s website at www.loegering.com.
Forward Looking Statements
Note: Some of the statements set forth above, including the statements regarding A.S.V., Inc.’s future expected sales, earnings per share, geographic expansion of its dealer network and future guidance timeline are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including Caterpillar’s desire to continue purchasing undercarriage products from ASV; the state of the U.S. construction markets; ASV’s ability to secure European distribution for its products; ASV’s ability to obtain needed certifications to distribute its products in foreign markets; ASV’s ability to successfully maintain and upgrade its dealer network; unanticipated delays, costs or other difficulties in the manufacturing or marketing of its machines and undercarriages; unanticipated problems or delays experienced by Caterpillar relating to the manufacturing or marketing of their machines utilizing ASV undercarriage products; market acceptance of ASV’s machines; adverse economic conditions, particularly in the U.S., and corporate developments at ASV and Caterpillar. Any forward-looking statements provided from time-to-time by the Company represent only management’s then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company’s SEC filings, including but not limited to, its quarterly reports on Form 10-Q for fiscal 2007, and its annual report on Form 10-K for the year ended December 31, 2006.